UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                              CV Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, $0.001 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    126667104
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

                 Check the appropriate box to designate the rule
                   pursuant to which this schedule is filed:

                               /_/ Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               /_/ Rule 13d-1 (d)

-----------------------                                    ---------------------
CUSIP No. 126667104                    13G                    Page 2 of 10 Pages
-----------------------                                    ---------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                       (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      85,000
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      85,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         85,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.5%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) on the following cover page.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) on the following cover page.

-----------------------                                    ---------------------
CUSIP No. 126667104                    13G                    Page 3 of 10 Pages
-----------------------                                    ---------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH
          (f/k/a Deutsche Fonds Holding GmbH)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                       (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      85,000
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      85,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         85,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.5%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP No. 126667104                    13G                    Page 4 of 10 Pages
-----------------------                                    ---------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                       (b) /_/
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      0
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     /_/
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  CV Therapeutics, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is 3172 Porter Drive, Palo Alto, CA 94304.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding
GmbH) ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of the Reporting Person is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The   principal   place   of   business   of  DWS   Group   is
Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWS is Gruenburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is Common Stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) /_/ Broker or dealer registered under section 15 of the Act;

                  (b)  /_/ Bank as defined in section 3(a)(6) of the Act;

                  (c) /_/ Insurance Company as defined in section 3(a)(19) of the Act;

                  (d) /_/ Investment Company registered under section 8 of the Investment Company Act of 1940;

                  (e)  /_/ An investment  adviser in accordance  with Rule 13d-1
                       (b)(1)(ii)(E);

                  (f) /_/ An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g) /_/ A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h) /_/ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) /_/ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)  /_/ Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

Item 4.           Ownership.

                  (a) Amount beneficially owned:

                      Each of the  Reporting  Persons  owns  the  amount  of the
                  Common Stock as set forth on the applicable cover page.

                  (b) Percent of class:

                      Each of the Reporting  Persons owns the  percentage of the
                  Common Stock as set forth on the applicable cover page.

                  (c) Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote:

                          Each of the  Reporting  Persons  has the sole power to
                      vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                      (ii) shared power to vote or to direct the vote:

                          Each of the Reporting  Persons has the shared power to
                      vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                      (iii) sole  power to dispose or to direct the  disposition of:

                          Each of the  Reporting  Persons  has the sole power to
                      dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                      (iv) shared power to dispose or to direct the  disposition of:

                          Each of the Reporting  Persons has the shared power to
                      dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following /X/.

Item 6.           Ownership  of  More  than  Five  Percent on  Behalf of Another
                  Person.

                  Clients of the subsidiaries of DBAG and/or DWS Group listed in item 7 below have the ultimate right to proceeds from sales of and dividends on the Common Stock identified on the cover page.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  DWS Investment Management S.A. Luxemburg is a subsidiary of DBAG which acquired Common Stock included in the figures on the cover page.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002



                                  DEUTSCHE BANK AG



                                  By: /s/ Jeffrey A. Ruiz
                                     -----------------------------
                                     Name:    Jeffrey A. Ruiz
                                     Title:   Vice President



                                  By: /s/ Margaret M. Adams
                                     -----------------------------
                                     Name: Margaret M. Adams
                                     Title:  Director

                                                                       EXHIBIT 1

                Consent of Deutsche Asset Management Europe GmbH
                      (f/k/a Deutsche Fonds Holding GmbH)


     The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13th, 2002



                                  DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                                  By:    /s/ Dr. Dieter Eisele
                                      ---------------------------------
                                      Name: Dr. Dieter Eisele
                                      Title: Global Head of Compliance



                                  By:    /s/ Michaela Bundschuh
                                      ---------------------------------
                                      Name: Michaela Bundschuh
                                      Title: Head Position Monitoring

                                                                       EXHIBIT 2



                         Consent of DWS Investment GmbH


     The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13th, 2002



                                   DWS INVESTMENT GMBH



                                   By:   /s/ Dr. Dieter Eisele
                                        --------------------------------
                                        Name: Dr. Dieter Eisele
                                        Title: Global Head of Compliance



                                   By:   /s/ Michaela Bundschuh
                                        --------------------------------
                                        Name: Michaela Bundschuh
                                        Title: Head Position Monitoring